EXHIBIT 4.9
                         SPECIAL NOTICE TO HOLDERS OF

                              KINARK CORPORATION
                                 Common Stock

                         WHOSE ADDRESSES ARE OUTSIDE
                              THE UNITED STATES

Dear Shareholder:

     Enclosed you will find materials relating to the rights offering (the "Offering") of Kinark Corporation (the "Company"). Holders of Common Stock at the close of business on September 27, 1996, (the "Record Date") will receive nontransferable rights ("Rights") to subscribe for and purchase shares of Common Stock on the basis of one Right for each share of Common Stock held of record on the Record Date. A Subscription Card representing Rights to subscribe for shares of the Company's Common Stock at $3.00 per share is not included in this mailing, but instead is being held on your behalf by the Subscription Agent, ChaseMellon Shareholder Services, L.L.C. If you wish to exercise any or all of these Rights, you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus and Instructions as to Use of Subscription Cards by 5:00 p.m., New York time, on November 8, 1996, unless the Offering is extended by the Company to a date not later than 5:00 p.m., New York time on December 9, 1996. Rights not exercised by such time will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO MORROW & CO., INC., THE INFORMATION AGENT, AT (800) 566-9061.

                                   INSTRUCTIONS

     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $.10 per share (the "Common Stock"), of Kinark Corporation (the "Company").

     This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the Company's Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related Instructions as to Use of Kinark Corporation Subscription Cards.

     Box 1. [ ] Please DO NOT EXERCISE RIGHTS for shares of Common Stock.
     Box 2. [ ] Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

                    NUMBER OF      SUBSCRIPTION         TOTAL
                     SHARES            PRICE           PAYMENT

Subscription Right: _________ X    $3.00          =    $__________    (must
                                                                      equal
                                                                      total of
                                                                      amounts
                                                                      in Boxes
                                                                      3 and 4.)

     Box 3. [ ] Payment in the amount of $________________ has been arranged by:

                    [ ]  enclosing a check
                         (bank and account number:_______________________)
                    [ ]  wire transfer of funds
                         (name of transferor institution:________________)

     Box 4. [ ] Please deduct payment from the following account maintained by you as follows:

__________________________________      ____________________________________
          Type of Account                           Account No.

                    Amount to be deducted: $_____________

Date:_______________________, 1996      ____________________________________

                                        ____________________________________
                                                  Signature(s)

                                        Please type or print name(s) below

                                        ____________________________________

                                        ____________________________________